Exhibit 99.1

MQ Associates, Inc. Announces its Results for the Twelve Months Ended December 31, 2005, a Conference Call to Discuss its 2005 Results and its Estimated DRA Impact

Alpharetta, Georgia, March 31, 2006 – MQ Associates, Inc. (“MedQuest”) today announced its results for the twelve months ended December 31, 2005.  Net revenue was $293.0 million for the twelve months ended December 31, 2005, representing an increase of $18.4 million, or 6.7%, from net revenue of $274.6 million for the twelve months ended December 31, 2004.  Net revenue from centers in operation during both 2004 and 2005 increased $3.4 million. The balance of the increase was generated by new centers.

Income from operations was $14.5 million for the twelve months ended December 31, 2005, representing a decrease of $1.0 million, or 6.1%, from income from operations of $15.5 million for the twelve months ended December 31, 2004.

Capital expenditures were $17.4 million for the twelve months ended December 31, 2005 compared to $49.4 million for the twelve months ended December 31, 2004. Cash provided by operating activities was $34.0 million for the twelve months ended December 31, 2005 compared to $33.0 million for the twelve months ended December 31, 2004.

Adjusted EBITDA, which is defined below, increased to $59.5 million for the twelve months ended December 31, 2005, an increase of $7.0 million, or 13.3%, compared to $52.5 million for the twelve months ended December 31, 2004.

This press release contains a discussion of Adjusted EBITDA, which, according to applicable Securities and Exchange Commission (“SEC”) rules, is a “non-GAAP financial measure” of MedQuest’s historical performance that is different from measures calculated and presented in accordance with GAAP. MedQuest defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses, (e) non-recurring cash expenses, (f) non-recurring restatement and other adjustments, (g) audit committee review and other charges, (h) an impairment charge for computer software, (i) gain on sale of assets and (j) one-time gain from the settlement of an insurance claim. Adjusted EBITDA as calculated by MedQuest is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund MedQuest’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or MedQuest’s other financial information as determined under GAAP.

Management uses Adjusted EBITDA in its internal analysis of operating performance and monitors it to ensure compliance with certain maintenance and debt incurrence covenants under MedQuest’s senior credit facility, which is described in more detail in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2005. Management believes that Adjusted EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of critical components of results of operations, since it allows investors to compare the company’s ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance. Management also believes that disclosure of Adjusted EBITDA is valuable to investors because it allows them to monitor a key component of maintenance and debt incurrence covenants that determine MedQuest’s compliance with, and its ability to incur further indebtedness under, its senior credit facility.

Selected Financial Data

The following tables set forth selected financial data derived from MedQuest’s audited financial statements filed with its Annual Report on Form 10-K for the twelve months ended December 31, 2005.

Condensed Consolidated Balance Sheets (in thousands)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$11,604	$997
Patient receivables, net of allowances	27,784	36,023
Other current assets	6,263	7,997
Total current assets	45,651	45,017
Property and equipment, net	86,151	106,193
Other assets	66,644	69,276
Total assets	$198,446	$220,486

Liabilities and stockholders’ deficit
Other current liabilities	$40,333	$39,503
Current portions of long-term debt and capital leases	10,911	1,761
Total current liabilities	51,244	41,264
Long-term debt and capital leases	326,794	350,269
Other	8,711	8,038
Total liabilities	386,749	399,571
Redeemable preferred stock	70,000	50,000
Total stockholders’ deficit	(258,303)	(229,085)
Total liabilities and stockholders’ deficit	$198,446	$220,486

Condensed Consolidated Statement of Operations (in thousands)

	Twelve Months Ended December 31,
	2005	2004
Net revenues from services	$292,973	$274,570
Operating expenses	136,069	124,530
MG&A expenses	104,891	101,497
Loss on disposal of assets	1,646	1,550
Depreciation and amortization	35,856	31,540
Income from operations	14,511	15,453
Interest expense, net	40,978	30,302
Equity in earnings of unconsolidated joint ventures	(275)	(273)
Provision for income taxes	3,026	2,121
Net loss	$(29,218)	$(16,697)

Adjusted EBITDA Reconciliation (in thousands)

	Twelve Months Ended December 31,
	2005		2004
Net loss	$(29,218)		$(16,697)
Interest expense, net	40,978		30,302
Provision for income taxes	3,026		2,121
Depreciation and amortization	35,856		31,540
EBITDA	50,642		47,266
Non-cash expenses	2,228	(1)	—
Non-recurring cash expenses	—		2,000	(2)
Non-recurring restatement and other adjustments	—		2,689
Audit Committee review and other charges	7,542	(3)	—
Impairment charge for computer software	—		1,913
Gain on sale of assets			(1,369)
Insurance settlement	(908)		—
Adjusted EBITDA	$59,504		$52,499

(1)     MedQuest incurred approximately $1.6 million of non-recurring expenses related to the loss on disposal of assets, $1.4 million of which was driven by closed centers.  MedQuest also had approximately $0.6 million of non-recurring expenses primarily for exit activities related to those closed centers.

(2)     MedQuest incurred approximately $2.8 million of non-recurring cash expenses related to the settlement of a United States Department of Justice inquiry and a class action lawsuit in 2004. In addition, MedQuest paid approximately $1.3 million in one-time bonuses to non-executive management employees in connection with its August 2004 12¼% senior discount notes offering. However, in computing covenant compliance, MedQuest’s senior credit facility limits the amount of the add-back for extraordinary, unusual or non-recurring cash expenses to $2.0 million in any fiscal year.

(3)     MedQuest incurred approximately $7.5 million of non-recurring cash expenses related to the audit committee review, the restatement, the amendment of the senior credit facility, consent solicitation to holders of its notes, executive search fees and other related expenses in the twelve months ended December 31, 2005.

Conference Call

MedQuest will conduct a conference call to discuss information included in its recently filed Annual Report on Form 10-K for the year ended December 31, 2005 and related matters at 2:00 p.m. EST on Thursday, April 13, 2006. The conference call can be accessed at (866) 578-5788 (domestic) or (617) 213-8057 (international). Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode # 28780594. The conference call will be broadcast live, and will be available for telephonic replay at (888) 286-8010 (domestic) or (617) 801-6888 (international) with participant passcode # 70261782 through April 20, 2006.

Estimated DRA Impact

On February 8, 2006, President Bush signed the Deficit Reduction Act of 2005 (the “DRA”). The DRA codifies the Centers for Medicare and Medicaid Services’ (“CMS”) reduction in the reimbursement for scans of contiguous body parts and also provides for a significant reduction in reimbursement for radiology services for Medicare Part B beneficiaries. The DRA provides that, effective January 1, 2007, reimbursement for diagnostic imaging services (excluding diagnostic and screening mammography) performed at non-hospital based freestanding facilities, which includes independent, fixed-site, outpatient diagnostic imaging centers, will be the lesser of the Medicare Part B physician fee schedule and Medicare’s outpatient prospective payment system schedule (“OPPS”) for hospitals. Historically, non-hospital based freestanding fixed-site imaging centers were not directly affected by OPPS. OPPS was utilized to reimburse hospitals for outpatient services on a rate per service basis that varies according to the ambulatory payment classification group (“APC”) to which the service is assigned rather than on a hospital’s costs, and had the effect of reducing reimbursement rates from those paid to hospitals for outpatient services on the previous cost-based system. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology.

MedQuest believes that the DRA reimbursement reductions will have a material adverse impact upon its results of operations, cash flows and overall financial condition. If these reimbursement reductions had been in full effect during the year ended December 31, 2005, MedQuest estimates that the impact on its financial results would have been a $12.2 million reduction in net revenue, comprised of $9.9 million for the impact of the lower of Medicare Part B or OPPS and $2.3 million for the full 50% impact of the contiguous body part reimbursement reduction. This estimate is based on the following assumptions: (i) full implementation of the 50% reduction in reimbursement for contiguous body parts; (ii) 2005 scan volumes and modality mix; (iii) MedQuest’s historic Medicare denial rate; and (iv) published national APC rates for 2006.

MedQuest expects the actual impact of the reduction on its Medicare net revenue during 2007 will be comparable to the estimate above if the DRA is not modified prior to January 1, 2007, although payor mix and scan mix during 2007 could vary from MedQuest’s actual experience in 2005, which would impact the effect on the reimbursement reduction.

The estimated impact of the DRA does not include the impact of third party payors, other than Medicare, implementing comparable reductions in reimbursement. If other payors were to implement reductions, MedQuest’s results of operations, cash flows and overall financial condition would be further adversely affected. MedQuest is unable to anticipate or estimate the possibility or extent of potential reductions by non-Medicare payors.

To the extent that commercial payors with which MedQuest contracts base their payments for diagnostic imaging services on Medicare reimbursement rates, any reduction in Medicare rates could result in a corresponding reduction in reimbursement from its commercial payors. Similarly, any change in a significant commercial payor’s reimbursement rates may result in a corresponding change in reimbursement rates with other commercial payors. Future Medicare reimbursement reductions may further reduce the payments MedQuest receives for its services. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which MedQuest can obtain reimbursement or the amounts reimbursed to MedQuest for services it provides.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MedQuest’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MedQuest’s current expectations and are subject to a number of risks, uncertainties and assumptions.  MedQuest can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the results of the investigation by the U.S. Attorney’s Office, the inquiry by the SEC or any other future action taken by the SEC or the U.S. Attorney’s Office, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006.

ABOUT MQ ASSOCIATES, INC.  –  MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest, Inc. operates a network of 92 centers in thirteen states located primarily throughout the southeastern and southwestern United States.